Exhibit 99.1

Contacts:

Media:
Chris Barnes
Dr Pepper Snapple Group
T: 972-673-5539/ chris.barnes@dpsg.com

Katie Gilroy
Keurig Green Mountain
T: 781-418-3345/ katie.gilroy@keurig.com

Investors:
Maria Sceppaguercio
Keurig Green Mountain
T: 781-418-8136 / Maria.Sceppaguercio@keurig.com

Steve Alexander
Dr Pepper Snapple Group
T: 972-673-6769/ steve.alexander@dpsg.com

FOR IMMEDIATE RELEASE

Leadership Team Announced for Keurig Dr Pepper

BURLINGTON, MA and PLANO, TX (June 25, 2018) — Dr Pepper Snapple Group, Inc. (NYSE: DPS) and Keurig Green Mountain, Inc. (“Keurig”) today jointly announced the leadership team for the new Keurig Dr Pepper (“KDP”), effective upon the expected July 9, 2018 close of the merger transaction.

“Our new leadership team represents the very best talent across both great companies,” stated Bob Gamgort, future CEO of Keurig Dr Pepper.  “With proven track records of delivering strong results, I am pleased to have these experienced executives join me in creating a new challenger in the beverage industry.  Our combined selling and distribution capabilities, along with our portfolio of hot and cold beverages, will enable us to reach consumers anytime and anywhere they shop for a beverage.”

Upon the successful close of the merger, the following executives will comprise the KDP executive leadership team:

Jim Baldwin is appointed Chief Legal Officer & General Counsel. He joined Dr Pepper Snapple in 1997 as Assistant General Counsel and was most recently Executive Vice President and General Counsel.

Rodger Collins is appointed President Direct Store Delivery, with responsibility for all company-owned DSD operations.  He joined Dr Pepper Snapple in 2006 through its acquisition of Dr Pepper/Seven-Up Bottling Group. He has been with the Bottling Group and its predecessor companies since 1978 and was most recently President of Packaged Beverages.

Fernando Cortes is appointed Chief Supply Chain Officer.  He joined Dr Pepper Snapple in 2003 and was most recently Executive Vice President of Supply Chain.

Ozan Dokmecioglu is appointed Chief Financial Officer. He joined Keurig in May 2016 as Chief Financial Officer.

Lain Hancock is appointed Chief Strategy and Emerging Brands Officer. He joined Dr Pepper Snapple in 2007 and held executive leadership positions in supply chain and human resources, including most recently as CEO of Bai Brands.

Derek Hopkins is appointed Chief Commercial Officer, with responsibility for customer management across all channels and brands, eCommerce, partner and private label relationships and all commercial support functions.  He joined Keurig in June 2015 and was most recently Chief Integration Officer leading the KDP merger and, prior to that, was President of the Keurig US business.

Rich Jones is appointed Chief Integration and Supply Chain Transformation Officer. He joined Keurig in 2017 as Chief Supply Chain Officer.

Andrew Loucks is appointed President Keurig Appliances.  He joined Keurig in September 2017 as Senior Vice President Beverage Brands and was most recently the interim President of the Keurig US Commercial business.

Meg Newman is appointed Chief Human Resources Officer.  She joined Keurig in March 2017 as Chief Human Resources Officer.

Maria Sceppaguercio is appointed Chief Corporate Affairs Officer.  She joined Keurig in March 2018 as Senior Vice President of Investor Relations.

Andrew Springate is appointed Chief Marketing Officer.  He joined Dr Pepper Snapple in 2000 and was most recently Senior Vice President Marketing for Dr Pepper and Sponsorships Marketing.

David Thomas is appointed Chief Research & Development Officer.  He joined Dr Pepper Snapple in 2006 and was most recently Executive Vice President Research & Development.

Jim Trebilcock is appointed Chief Franchise and International Officer, with responsibility for franchise bottler relationships and all International businesses.  He joined Dr Pepper Snapple in 1987 and was most recently EVP & Chief Commercial Officer.

The Company also announced the departures of the following executives in conjunction with the close of the merger, in some cases after a transition period in which they will support the new organization start up: Mark Choe, Chief Product Officer Keurig, Mike Degnan, Chief Legal Officer and Corporate General Counsel Keurig, Marty Ellen, Executive Vice President & Chief Financial Officer DPS, Jim Johnston, President of Beverage Concentrates and Latin America Beverages DPS, Derry Hobson, Executive Vice President — Transition Team DPS, and Scott Moffitt, Chief Brand and Beverage Officer Keurig.

“These talented and dedicated executives have made significant contributions to both companies, and I sincerely thank them for their leadership, particularly during the merger process,” stated Bob Gamgort.

As previously disclosed, Larry Young, Chief Executive Officer DPS, will retire from the Company and join the KDP Board of Directors.

About Dr Pepper Snapple Group

Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have seven of the top 10 non-cola soft drinks, and nine of our 10 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Bai, Canada Dry, Clamato, Crush, Hawaiian Punch, IBC, Mott’s, Mr & Mrs T mixers, Peñafiel, Rose’s, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.

About Keurig Green Mountain, Inc.

Keurig Green Mountain, Inc. (Keurig) is a leader in specialty coffee and innovative single serve brewing systems. Committed to delivering exceptional coffee for more than 35 years, today our Keurig® brewers and single-serve hot beverages are in 25 million homes throughout North America. In under a minute, Keurig® brewers consistently and conveniently deliver a fresh-brewed, great tasting cup with just the push of a button. As a testament to that quality, more than 50 leading global coffee, tea and cocoa brands have partnered with Keurig, joining beloved owned brands like Green Mountain Coffee Roasters® and The Original Donut Shop® coffee to offer consumers vast personal choice from 500+ varieties. As a company founded on social responsibility, Keurig is committed to using the power of business to brew a better world through our work to build resilient supply chains, sustainable products, and thriving communities. For more information, visit www.keuriggreenmountain.com, and to purchase Keurig products visit www.keurig.com or www.keurig.ca.

###